Exhibit 4.12



                       WARRANT TO PURCHASE COMMON STOCK OF
                             FRONTLINE CAPITAL GROUP
                (VOID AFTER THE EXPIRATION DATE SET FORTH HEREIN)


                                                                           W-___

         This certifies that _____________________ or its permitted assigns (the "Holder"), for value received, is entitled to purchase from FrontLine Capital Group, a Delaware corporation (the "Company"), *** *** fully paid and nonassessable shares of the Company's common stock, par value $.01 per share (the "Common Stock"), subject to adjustment from time to time in accordance with
Section 4, for cash at a price of $47.25 per share (as may be adjusted from time to time in accordance with Section 4, the "Stock Purchase Price") at any time or from time to time up to and including 5:00 p.m. (New York time) on March 30, 2003 (the "Expiration Date"). The Holder may purchase the shares of Common Stock pursuant hereto upon surrender to the Company at its principal office (or at such other location as the Company may advise the Holder in writing) of this Warrant properly endorsed with the Form of Subscription attached hereto as Exhibit A and upon payment in cash or other same-day funds of the aggregate Stock Purchase Price for the number of shares for which this Warrant is being exercised.

             This Warrant is subject to the following terms and conditions:

         1. EXERCISE. This Warrant is exercisable at any time prior to the Expiration Date with respect to all or any part of the shares of Common Stock set forth in the first paragraph of this Warrant. Any unexercised portion of this Warrant shall terminate on the Expiration Date. The Company agrees that the shares of Common Stock purchased under this Warrant shall be, and are deemed to be, issued to the Holder hereof as the record owner of such shares as of the close of business on the date on which this Warrant shall have been surrendered, properly endorsed, the completed, executed Form of Subscription delivered and full payment made in cash or other same-day funds for such shares. Certificates for the shares of Common Stock so purchased, together with any other securities or property to which the Holder hereof is entitled upon such exercise, shall be delivered to the Holder hereof by the Company at the Company's expense within a reasonable time after the rights represented by this Warrant have been so exercised. In case of a purchase of less than all the shares which may be purchased under this Warrant, the Company shall cancel this Warrant and execute and deliver a new Warrant or Warrants of like tenor for the balance of the shares purchasable under the Warrant surrendered upon such purchase to the Holder hereof within a reasonable time. Each certificate for shares of Common Stock so delivered shall be in such denominations of Common Stock as may be requested by the Holder hereof and shall be registered in the name of such Holder.

         2.  WARRANT AGENCY; TRANSFER, EXCHANGE AND REPLACEMENT OF WARRANTS.

             2.1. WARRANT AGENCY. If the registered holders of Warrants to purchase a majority of the shares of Common Stock issuable upon exercise of the Warrants shall request appointment of an independent warrant agency with respect to the Warrants, the Company shall promptly appoint and thereafter maintain, at its own expense, an agency in New York, New York, which agency may be the Company's then existing transfer agent (the "Warrant Agency"), for certain purposes specified herein, and shall give prompt notice of such appointment (and appointment of any successor Warrant Agency) to all registered holders of Warrants. Until an independent Warrant Agency is so appointed, the Company shall perform the obligations of the Warrant Agency provided herein at its address at 90 Park Avenue, New York, New York, 10016, or such other address as the Company shall specify by notice to the registered holders of the Warrants.

             2.2. OWNERSHIP OF WARRANT. The Company may deem and treat the Holder as the record owner hereof (notwithstanding any notations of ownership or writing hereon made by any Person other than the Warrant Agency) for all purposes and shall not be affected by any notice to the contrary, until presentation of this Warrant for registration of transfer as provided in this
Section 2.

             2.3. TRANSFER OF WARRANT. The Company agrees to maintain at the Warrant Agency books for the registration of transfers of the Warrants, and transfer of this Warrant and all rights hereunder shall be registered, in whole or in part, on such books, upon surrender of this Warrant at the Warrant Agency, together with a written assignment of this Warrant duly executed by the Holder or his duly authorized agent or attorney, with (unless the Holder is the original Warrantholder or another institutional investor) signatures guaranteed by a bank or trust company or a broker or dealer registered with the National Association of Securities Dealers, Inc., and funds sufficient to pay any transfer taxes payable upon such transfer. Upon surrender, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denominations specified in the instrument of assignment, and this Warrant shall promptly be cancelled.

             2.4. DIVISION OR COMBINATION OF WARRANTS. This Warrant may be divided or combined with other Warrants upon surrender hereof and of any Warrant or Warrants with which this Warrant is to be combined at the Warrant Agency, together with a written notice specifying the names and denominations in which the new Warrant or Warrants are to be issued, signed by the Holder hereof and the registered holders thereof or their respective duly authorized agents or attorneys. Subject to compliance with Section 2.3 as to any transfer which may be involved in the division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice.

             2.5. LOSS, THEFT, DESTRUCTION OR MUTILATION OF WARRANTS. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Warrant and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of such Warrant, the Company will make and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant, a new Warrant of like tenor and representing the right to purchase the same aggregate number of shares of Common Stock as provided for in such lost, stolen, destroyed or mutilated Warrant.

             2.6. EXPENSES OF DELIVERY OF WARRANTS. The Company shall pay all expenses, taxes (other than transfer taxes) and other charges payable in connection with the preparation, issuance and delivery of this Warrant and shares of Common Stock purchasable upon exercise of this Warrant.

         3. SHARES TO BE FULLY PAID; RESERVATION OF SHARES. The Company covenants and agrees that all shares of Common Stock which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable and free from all preemptive rights of any stockholder. The Company further covenants and agrees that, during the period within which the rights evidenced by this Warrant may be exercised, the Company will at all times during such period have authorized and reserved, for the purpose of issue or transfer upon exercise of the purchase rights evidenced by this Warrant, a sufficient number of shares of authorized but unissued Common Stock, or other securities and property, when and as required to provide for the exercise of the rights evidenced by this Warrant. The Company will take all such action as may be necessary to assure that such shares of Common Stock may be issued as provided herein without violation of any applicable law or regulation or of any requirements of any domestic securities exchange upon which the securities of the Company may be listed.

         4. ADJUSTMENT OF STOCK PURCHASE PRICE AND NUMBER OF SHARES. The Stock Purchase Price and the number of shares purchasable upon the exercise of this Warrant shall be subject to adjustment in accordance with Section 4 and from time to time upon the occurrence of certain events described in Section 4. Upon each adjustment of the Stock Purchase Price, the Holder of this Warrant shall thereafter be entitled to purchase, at the Stock Purchase Price resulting from such adjustment, the number of shares obtained by multiplying the Stock Purchase Price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment, and dividing the product thereof by the Stock Purchase Price resulting from such adjustment.

             4.1. COMMON STOCK  DIVIDENDS;  SUBDIVISION OR COMBINATION OF STOCK.
In case the Company shall at any time pay a dividend of shares of Common Stock on all of its outstanding shares of Common Stock or subdivide its outstanding shares of Common Stock into a greater number of shares, the Stock Purchase Price in effect immediately prior to such dividend or subdivision shall be proportionately reduced and, conversely, in case the outstanding shares of Common Stock of the Company shall be combined into a smaller number of shares, the Stock Purchase Price in effect immediately prior to such combination shall be proportionately increased.

             4.2. DISTRIBUTIONS OF OPTIONS. In case the Company shall distribute rights, options or warrants to the holders of all of its Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the current market price per share of Common Stock (as defined in Section 4.7) as of the record date for such distribution, the Stock Purchase Price shall be adjusted to equal the price determined by multiplying the Stock Purchase Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the sum of (x) the number of shares of Common Stock outstanding on such record date and (y) the number of shares of Common Stock which the aggregate consideration receivable by the Company from the exercise of such rights, options or warrants would purchase at such current market price and the denominator of which shall be the sum of (1) the number of shares of Common Stock outstanding on such date and (2) the number of shares of Common

Stock so offered for subscription or purchase. Rights, options or warrants distributed by the Company to all holders of its Common Stock entitling the holders thereof to subscribe for or purchase shares of Common Stock, which rights, options or warrants (i) are deemed to be transferred with such shares of Common Stock, (ii) are not exercisable and (iii) are also issued in respect of future issuances of Common Stock, in each case in clauses (i) through (iii) until the occurrence of a specified event or events ("Trigger Event"), shall for purposes of this Section 4.2 not be deemed distributed until the occurrence of the earliest Trigger Event. An adjustment made pursuant to this Section 4.2 shall be effective immediately after such record date.

             4.3. OTHER DISTRIBUTIONS. In case the Company shall distribute to the holders of all of its Common Stock any property or assets (other than rights, options or warrants covered in Section 4.2 and distributions out of retained earnings), the Stock Purchase Price shall be adjusted to equal the price determined by multiplying the Stock Purchase Price in effect immediately prior to the record date for such distribution by a fraction, the numerator of which shall be the current market price per share of Common Stock as of such record date less the fair market value of the portion of the property or assets distributed applicable to one share of Common Stock (as determined by the Company's Chief Executive Officer, Chief Financial Officer or Board of Directors, whose determination shall be conclusive) and the denominator of which shall be such current market price. Notwithstanding the foregoing, the Company may, instead of making the adjustment in the preceding sentence, provide that the Holder shall be entitled to receive on exercise of the Warrant, in addition to the applicable number of shares of Common Stock, the property or assets the Holder would have been entitled to receive had the Holder exercised this Warrant immediately prior to such record date. An adjustment made pursuant to this
Section 4.3 shall be effective immediately after such record date.

             4.4. REORGANIZATION, RECLASSIFICATION, CONSOLIDATION, MERGER OR SALE. If any recapitalization, reclassification or reorganization of the capital stock of the Company, or any consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets, shall be effected (an "Organic Change"), and in connection with such Organic Change the Common Stock shall be converted into common stock of another entity, then, as a condition of such Organic Change, lawful and adequate provisions shall be made by the Company whereby the Holder hereof shall thereafter have the right to purchase and receive (in lieu of the shares of the Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby) such shares of common stock as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby. In the event of any such Organic Change, the Company shall make appropriate provision with respect to the rights and interests of the Holder of this Warrant that the provisions hereof (including, without limitation, provisions for adjustments of the Stock Purchase Price and the number of shares purchasable and receivable upon the exercise of this Warrant) shall thereafter be applicable to any shares of common stock thereafter deliverable upon the exercise hereof. The Company will not effect any such consolidation, merger or sale unless, prior to the consummation thereof, the successor entity (if other than the Company) resulting from such consolidation or merger or the entity purchasing such assets shall assume by written instrument reasonably satisfactory in form and substance to the registered holders of a majority of the Warrants of like tenor to purchase Common Stock then outstanding, executed and mailed or delivered to the Holder hereof at the last address of such Holder appearing on the books of the Company, the obligation to deliver to such Holder such shares of common stock as, in accordance with the foregoing provisions, such Holder may be entitled to purchase.

             4.5. CERTAIN OTHER EVENTS. If any event occurs as to which the foregoing provisions of this Section 4 are not strictly applicable or, if strictly applicable, would not, in the good faith judgment of the Board of Directors of the Company, fairly protect the purchase rights of the Warrants in accordance with the essential intent and principles of such provisions, then such Board shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary, in the good faith judgment of such Board, to protect such purchase rights as aforesaid, but in no event shall any such adjustment have the effect of increasing the Stock Purchase Price or decreasing the number of shares of Common Stock purchasable upon exercise of this Warrant, or otherwise adversely affect the Warrantholders.

             4.6. NOTICES OF CHANGE.

                  (a) Immediately upon any adjustment in the Stock Purchase Price and the number of shares purchasable upon exercise of this Warrant, the Company shall give written notice thereof to the Holder, setting forth in reasonable detail and certifying the calculation of such adjustment.

                  (b) The Company shall give written notice to the Holder at least 5 business days prior to the date on which the Company closes its books or takes a record for determining rights to receive any dividends or distributions.

                  (c) The Company shall also give written notice to the Holder at least 10 business days prior to the date on which an Organic Change contemplated in Section 4.4 shall take place ; provided, however, that in the case of a transaction which requires notice be given to the holders of Common Stock of the Company, the Company shall give written notice to the Holder as given to the holders of Common Stock of the Company.

             4.7. MISCELLANEOUS. No fractional shares shall be issued upon exercise of this Warrant. Instead, the Company shall pay to the Holder, in lieu of issuing any fractional share, a sum in cash equal to such fraction multiplied by the current market price per share of Common Stock.

             For the purpose of any computation under this Section 4, the current market price per share of Common Stock on any date shall be calculated by the Company and be deemed to be the average of the daily closing prices on the Nasdaq National Market or other national exchange on which the Company's Common Stock is then listed for the five consecutive trading days ending on the earlier of the day in question and the day before the "ex" date with respect to the issuance or distribution requiring such computation; provided, however, that if the Company's Common Stock is no longer quoted on the Nasdaq National Market or any other national exchange, the current market price per share of Common Stock will be determined by the Company's Chief Executive Officer, Chief Financial Officer or Board of Directors, whose determination shall be conclusive. For purposes of this paragraph, the term "ex date", when used with respect to any issuance or distribution, means the first date on which the Common Stock trades regular way in the applicable securities market or on the applicable securities exchange without the right to receive such issuance or distribution.

             No adjustment to the Stock Purchase Price shall be required unless such adjustment (plus any adjustments not previously made by reason of this Section 4.7) would require an increase or decrease of at least one percent in such Stock Purchase Price; provided, however, that any adjustments which by reason of this Section 4.7 are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this
Section 4.7 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

       5. ISSUE TAX AND EXPENSES. The issuance of certificates for shares of Common Stock upon the exercise of any portion of this Warrant shall be made without charge to the Holder of the Warrant for any issue tax (other than any applicable income taxes) or other expenses in respect thereof; provided, however, that the Company shall not be required to pay any tax or other expenses which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the then Holder of the Warrant being exercised.

       6. CLOSING OF BOOKS. The Company will at no time close its transfer books against the transfer of any shares of Common Stock issued or issuable upon the exercise of any warrant in any manner which interferes with the timely exercise of any portion of this Warrant.

       7. NO VOTING OR DIVIDEND RIGHTS; LIMITATION OF LIABILITY. Nothing contained in this Warrant shall be construed as conferring upon the Holder hereof the right to vote or to consent or to receive notice as a stockholder of the Company or any other matters or any rights whatsoever as a stockholder of the Company. No dividends or interest shall be payable or accrued in respect of this Warrant or the interest represented hereby or the shares of Common Stock purchasable hereunder until, and only to the extent that, this Warrant shall have been exercised. No provisions hereof, in the absence of affirmative action by the Holder to purchase shares of Common Stock pursuant to this Warrant, and no mere enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of such Holder for the Stock Purchase Price or as a stockholder of the Company, whether such liability is asserted by the Company or by its creditors.

       8. RIGHTS AND OBLIGATIONS SURVIVE EXERCISE OF WARRANT. The rights and obligations of the Company, the Holder of this Warrant and the holder of shares of Common Stock issued upon exercise of this Warrant referred to in Section 8 shall survive the exercise of this Warrant.

       9. MODIFICATION. The Company may from time to time amend this Warrant in order to cure any ambiguity or to cure, correct or supplement any provision contained herein which may be defective or inconsistent with any other provision herein, or to make any other provisions in regard to matters or questions arising hereunder which shall not in any way materially adversely affect the interests of the Holder. The Company may amend the Warrants with the consent of registered holders of Warrants to purchase a majority of the shares of Common Stock issuable upon exercise of the Warrants. However, the consent of each registered holder of a Warrant shall be required for any amendment pursuant to which (i) the Stock Purchase Price would be increased, (ii) the number of shares of Common Stock issuable upon exercise of Warrants would be decreased, (iii) the Expiration Date would be accelerated, (iv) the rights of any registered holder would be materially and adversely affected or (v) the percentage of the consent of registered holders of Warrants required for amendments would be reduced.

       10. NOTICES. Any notice, request or other document required or permitted to be given or delivered to the Holder hereof or the Company shall be delivered or shall be sent by certified mail, postage prepaid, to the Holder at the Holder's address as shown on the books of the Company or to the Company at 90 Park Avenue, New York, New York, 10016, Attention: General Counsel or such other address as either party may from time to time provide to the other party.

       11. BINDING EFFECT ON SUCCESSORS. This Warrant shall be binding upon any entity succeeding the Company by merger, consolidation or acquisition of all or substantially all of the Company's assets. All of the covenants and agreements of the Company shall inure to the benefit of the permitted successors and assigns of the Holder hereof.

       12. DESCRIPTIVE HEADINGS. The description headings of the several sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant.

       13. GOVERNING LAW. This Warrant shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any provisions relating to conflicts of law.

       IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its officer thereunto duly authorized.

Dated:                            FRONTLINE CAPITAL GROUP




                                  By:
                                     -------------------------------------------
                                     Scott Rechler, President

                                    EXHIBIT A

                                SUBSCRIPTION FORM

                                           Date:  ____________, _____




FRONTLINE CAPITAL GROUP
90 Park Avenue
New York, New York 10016
Attn:  General Counsel

Ladies and Gentlemen:

The undersigned hereby elects to exercise the warrant issued to it by FRONTLINE CAPITAL GROUP (the "Company") and dated ___________________ Warrant No. W-__ (the "Warrant") and to purchase thereunder ___________ shares of the Common Stock, par value $.01 per share, of the Company (the "Shares") at a purchase price of $___ per Share or an aggregate purchase price of ______________________ Dollars ($__________) (the "Purchase Price").

Pursuant to the terms of the Warrant, the undersigned has delivered the Purchase Price in full in cash or other same-day funds.

                                             Very truly yours,





                                             By:

                                             Title: